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            [LETTERHEAD OF SIMPSON THACHER & BARTLETT APPEARS HERE]

                              November 6, 1997



Georgia-Pacific Corporation
133 Peachtree Street, N.E.
Atlanta, Georgia 30303

Ladies and Gentlemen:

        We have acted as special counsel to Georgia-Pacific Corporation (the "Company") in connection with the redesignation and conversion of each share of the existing common stock of the Company into one share of Georgia-Pacific Corporation -- Georgia-Pacific Group Common Stock (the "Georgia-Pacific Stock") and the creation of a new class of common stock of the Company which will be designated the Georgia-Pacific Corporation -- Timber Group Common Stock (the "Timber Stock"). The Company will distribute to the holders of Georgia-Pacific Stock one share of Timber Stock for each share of Georgia-Pacific Stock outstanding on the distribution date.

        We have examined the Registration Statement on Form S-4 (the "Registration Statement"), including the preliminary Proxy Statement and Prospectus dated November 7, 1997, that forms a part thereof, relating to the above-described transaction. In addition, we have examined such other documents, and have made such other and further investigations, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth. In such examination, we have assumed the authenticity of all

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Georgia-Pacific Corporation           -2-                      November 6, 1997



documents submitted to us as originals, the conformity to original documents of all documents submitted to us as drafts or as certified, conformed, photostatic or facsimile copies, and the authenticity of the originals of such latter documents.

     Based upon the foregoing, we hereby confirm (i) our opinions set forth in the Registration Statement under the caption "Certain United States Federal Income Tax Considerations" and (ii) that, subject to the qualifications and limitations stated herein and therein, the statements set forth in the Registration Statement under such caption, insofar as they purport to constitute summaries of matters of United States federal tax law and regulations or legal conclusions with respect thereto, constitute accurate summaries of the matters described therein in all material respects.

     We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the federal law of the United States.

     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the reference to our firm under the headings "Certain United States Federal Income Tax Considerations" and "Legal Opinions" in the prospectus that forms a part of the Registration Statement.


                                        Very truly yours,

                                        /s/ Simpson Thacher & Bartlett
                                        -----------------------------------
                                        Simpson Thacher & Bartlett